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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

          This Agreement is by and between ADVANCED SYSTEMS INTERNATIONAL, a Michigan corporation, hereinafter referred to as "EMPLOYER", and Robert C. DeMerell, hereinafter called "EMPLOYEE" and is effective as of the 8th day of January 1999.

                                   WITNESSETH:

          WHEREAS, EMPLOYER is in the business of development, design, manufacture, documentation, distribution and sales of computer hardware, computer software and associated equipment relating to time and attendance (the "Business");

          WHEREAS, EMPLOYEE has experience in the Business; and

          WHEREAS, EMPLOYER and EMPLOYEE desire to enter into an employment agreement setting forth their mutual obligations.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency whereof are hereby acknowledged, it is mutually covenated and agreed by and between the parties hereto as follows:

          1. Duties of EMPLOYEE. EMPLOYEE shall serve Corporate Controller. EMPLOYEE shall devote substantially all of his time to the performance of his/her duties in such capacity.

          2. At Will Employment. EMPLOYEE'S employment will be under an "at will" arrangement pursuant to which EMPLOYEE'S employment can be terminated at any time, at the option of either EMPLOYER or EMPLOYEE, with or without cause, for any reason or for no reason, with or without prior notice. In the event the EMPLOYER terminates employment, the EMPLOYEE will receive 30 days salary severance pay. Notwithstanding the foregoing, the provisions contained in Sections 4, 5 and 6 of this Agreement shall survive any termination of this Agreement.

          3. Compensation. For services performed pursuant to the terms contained in this Agreement, EMPLOYER shall pay cash compensation to EMPLOYEE as outlined in the attached offer letter.

          4. Developments. EMPLOYEE agrees to promptly inform EMPLOYER of the full details of any and all of EMPLOYEE'S inventions, discoveries, concepts, and ideas (collectively called, "Developments"), whether patentable or not, including but not limited to: hardware and apparatus, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge, which EMPLOYEE conceives, completes, or reduces to practice (whether alone or with others) while EMPLOYEE is employed by Employer and (a) which relate to the present or prospective Business, work, or investigations of EMPLOYER, or (b) which result from any work EMPLOYEE does using any equipment, facilities, materials, or personnel of EMPLOYER, or (c) which result from or are suggested by any work which EMPLOYEE may do for EMPLOYER.


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         EMPLOYEE further agrees to assign, and does hereby assign, to EMPLOYER or EMPLOYER'S designee, EMPLOYEE'S entire right, title, and interest in the following items, which EMPLOYEE conceives or makes (whether alone or with others) while employed by EMPLOYER or within one year of the end of EMPLOYEE'S employment (if conceived as a result of such employment): (a) all Developments;
(b) all trademarks, copyrights, and mask work rights in Developments; and (c) all patent applications filed and patents granted on any Developments, including those in foreign countries.

         Both while employed by EMPLOYER and afterwards, EMPLOYEE agrees to execute any documents that EMPLOYER may consider necessary or helpful to obtain or maintain patents or other registration(s) of proprietary right, whether during the prosecution of patent applications or during the conduct of an interference, litigation, or other matter (all related expenses to be borme by EMPLOYER).

         5. PROPRIETARY INFORMATION. EMPLOYER shall provide access to confidential and proprietary information regarding EMPLOYER'S Business products and services being marketed, recognizing that EMPLOYEE, by virtue of EMPLOYEE'S role with EMPLOYER will have full access to any and all of such information, and that the disclosure of any and all such confidential and proprietary information to third parties may cause irreparable harm to EMPLOYER and its competitive position in the marketplace, EMPLOYEE agrees not to disclose any confidential and proprietary information obtained by virtue of employment with EMPLOYER to any entity, individual, corporation, partnership, sole proprietorship, or customer of EMPLOYER except as the same may be reasonably utilized in the ordinary course of marketing EMPLOYER'S products and services to such customer. Therefore, during the term of employment by EMPLOYER, or thereafter, EMPLOYEE will not disclose other than to an employee of EMPLOYER any confidential and proprietary information, including any information relating to EMPLOYER'S procedures, administrative policies, customer lists, financial data, bookkeeping, product and service information, or similar proprietary secrets or know-how, without prior written consent from EMPLOYER. On termination of employment for any reason, EMPLOYEE shall return any documents, files, papers, letters, product or process descriptions or copies thereof, or other confidential and proprietary information, of any type or description. For purposes of this Agreement, "confidential and proprietary information" includes:

            (a) information or materials which relate to EMPLOYER'S inventions, technological developments, "know-how," purchasing, accounting, merchandising, or licensing;

            (b) trade secrets as defined in the Restatement of Torts, which EMPLOYEE accepts as an appropriate statement of law;

            (c) software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data, and customer information; and

            (d) any information of the type described above which EMPLOYER obtained from another party and which EMPLOYER treats as proprietary or designates as confidential, whether or not owned or developed by EMPLOYER and which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain.






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         6. NON-COMPETITION.

            (a) EMPLOYEE covenants and agrees that at no time during the term of this employment, and for a period of two (2) years following the termination of employment, for any reason whatsoever will EMPLOYEE, individually, or on behalf of any other person, persons, firm, partnership, corporation or company, engage in any Business enterprise within a radius of 500 miles surrounding Southfield, Michigan that is identical or similar to the Business of EMPLOYER as it is now or as it may further expand or develop or engage in or contribute EMPLOYEE'S knowledge to any work which is competitive with or similar to a product, process, apparatus, or service upon which EMPLOYEE worked during the two (2) year period immediately preceding the termination of EMPLOYEE'S employment hereunder. EMPLOYEE will not, directly or indirectly, for or on behalf of, or in conjunction with any other person, persons, firm, partnership, corporation or company (i) solicit or attempt to solicit the business or perform such other incidental business and service as is now or in the course of EMPLOYEE'S employment performed by EMPLOYER or (ii) solicit, attempt to solicit or hire any other employee of EMPLOYER.


            (b) EMPLOYEE agrees that the geographic area established herein is divisible in such a manner so that if this provision is held to be invalid by a court of competent jurisdiction, that portion of the geographic area is severable and this clause remains in effect for the remaining included geographic area in which the clause is valid. EMPLOYEE acknowledges that any breach of these provisions may cause irreparable harm to EMPLOYER and therefore EMPLOYER may seek injunctive relief to enjoin any violation hereof by EMPLOYEE without necessity of posting bond in addition to any other remedy available.

         7. Assignment. EMPLOYEE agrees that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by EMPLOYEE or other person claiming under EMPLOYEE by virtue of this Agreement, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions, or upon the levy of any attachment or similar process thereupon shall be null and void and without effect, and shall relieve EMPLOYER of any and all liability hereunder.

         8. General Terms.

            (a) ARBITRATION. In the event any controversy or claim arising out of or relating to this Agreement whether or not a breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Following delivery of the arbitrator's decision the prevailing party may enter the decision as a judgment in a court of competent jurisdiction in Oakland County, Michigan.

            (b) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties, their heirs, personal representatives, legal representatives, successors and assigns.

            (c) CONFIDENTIALITY. Both parties shall protect the terms of this Agreement as confidential information. Neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the non-disclosing party.





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employers to make accommodations to handicapped applicants and employees where the accommodation does not pose an undue hardship on the employer. EMPLOYEE acknowledges that handicapped employees and applicants may request an accommodation of their handicap by notifying EMPLOYER in writing of the need for accommodation within one hundred eighty-two (182) days of the date the handicapped knows, or should know, that an accommodation is needed and that failure to properly notify the Company within one hundred eighty-two (182) days will preclude any claim that the Company failed to accommodate the handicapped.



         IN WITNESS WHEREOF, EMPLOYER has caused this Agreement to be signed by its duly authorized officer, and EMPLOYEE has hereunto set his hand and seal on the day written above.

EMPLOYER:                                        EMPLOYEE:

ADVANCED SYSTEMS INTERNATIONAL

By:                                              By:
   ----------------------------                     ----------------------------


Name: Gerald A. Pesut                            Name: Robert C. DeMerell


Title: Chief Executive Officer
Date:  January 8, 1999





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                         [ADVANCED SYSTEMS LETTERHEAD]


January 8, 1999

Robert C. DeMerell
207 S. Seventh
Ann Arbor, MI 48103



Dear Robert,

         It is with great personal pleasure that I can extend this offer to you to join A.S.I. as the Corporate Controller.

         In this position your compensation will be as follows:


Annual Salary:           $80,000.00 per year paid monthly.

Share Options:           150,000 options granted under the Advanced
                         Systems Employee Option Plan will be awarded at the date of hire. These options will be granted at market bid value and approved by the Board of Directors. Your options will vest over three years. If there is a change of ownership your options will vest at that time.

Bonus: Employee will be paid $5,000.00 Quarterly in arrears pursuant to performance goals that have yet to be determined.

         Your experience and skills, as outlined in your resume and our discussions appear to be well suited to help our growing company realize the full potential of the opportunity before us.

         I am personally looking forward to working with you.


Yours truly,

/s/ Gerald A. Pesut
Gerald A. Pesut
President/CEO


I understand and agree to the terms of employment outlined above.


/s/ Robert C. DeMerell                             1/11/99
--------------------------------------           ----------------------------
Robert C. DeMerell                               Date

*If not accepted this offer expires on Monday January 11, 1999.






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JOB TITLE:               Corporate Controller

COMPENSATION:            Base Salary portion - $6,666.67 monthly, paid monthly
                         at the first of each month. In the event the first of the month falls on the weekend, you will be paid on the first business day following the weekend.

SHARE OPTIONS:           150,000 share options at a price to be determined by
                         the Board of Directors. The option price will be determined by the fair market value of the stock on the day that you start employment with ASI. These options will be vested over a three-year period and must be approved by the Board of Directors. The term will be calculated with the start date being the first day on which you begin employment. The vesting period will be determined at 33%/year for 3 years.

EXPENSE RECOVERY:        You will be reimbursed for all expenses properly
                         incurred on behalf of the company. All expenses must be within the policy guidelines as established from time to time by company management, and must be properly supported by receipts. Expense claims are to be submitted at the end of each month, with full details for each expense item, and on the expense form provided by the company.

                         Automobile usage will be reimbursed at $.315/mile driven on company business.

                         Policy guidelines include economy airline travel, approved hotels include Best Western, Holiday Inns, Ramada Inns, Choice Hotels, and others of a similar nature. Reimbursement will be within two weeks of expense form submission and approval.

                         The policy for expense reimbursement is outlined in detail in the Employee Handbook. These polices are subject to changes.

VACATION/TIME OFF:       The company's policy provides for two weeks of vacation
                         annually, growing to three weeks after five years, in addition to all statutory and corporately recognized holidays, as outlined in the Employee Handbook.

BENEFITS:                The company provides the following benefits:

                         HEALTH BENEFITS
                         The company currently provides comprehensive health benefits for the employee and your family.





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                         DENTAL PLAN
                         Again, full coverage is provided for the employee and family members.

                         RETIREMENT BENEFIT
                         At this time, ASI currently supports a 401K plan for its employees.

                         A more detailed outline of these benefits can be found in the Employee Handbook.